Exhibit 99.3

SIDECHANNEL, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(UNAUDITED)

	SCS, Inc. Historical	Cipherloc Corporation Historical	Pro Forma Adjustments	Ref. Note	Pro forma Combined

ASSETS
Current assets
Cash and cash equivalents	$428,904	$3,588,912	$—		$4,017,816
Accounts receivable, net	535,648	—	—		535,648
Unbilled revenue	12,600	—	—		12,600
Deferred costs	—	180,000	—		180,000
Other assets	—	28,187	—		28,187
Total current assets	977,152	3,797,099	—		4,774,251
Fixed assets, net	880	—	—		880
Deferred costs	—	375,000	—		375,000
In process research and development	—	—	4,970,000	a	4,970,000
Goodwill	—	—	1,054,682	b	1,054,682
Total assets	$978,032	$4,172,099	$6,024,682		$11,174,813

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$317,714	$786,723	$—		$1,104,437
Deferred revenue	143,002	—	—		143,002
Total current liabilities	460,716	786,723	—		1,247,439
Promissory note payable	50,000	—	—		50,000
Total liabilities	510,716	786,723	—		1,297,439

Commitments and contingencies

Stockholders’ equity
Series A Preferred stock, $0.001 par value, 100 shares issued and outstanding at June 30, 2022	—	—	—		—
Common Stock
Cipherloc Corporation, $0.001 par value, 681,000,000 shares authorized; 148,345,832 shares outstanding; as of June 30, 2022		101,860	46,486	c	148,346
SCS, Inc. $0.01 par value, 1,000 shares authorized; 1,000 shares issued and outstanding as of June 30, 2022	10		(10)	c
Additional Paid-In Capital
Cipherloc Corporation		78,237,430	(68,952,653)	d	9,284,777
SCS, Inc.	23,055	—	6,038,226	e	6,061,281
Treasury stock	—	(590,000)	590,000	f	—
Retained earnings
Cipherloc Corporation		(74,363,914)	74,363,914	f	—
SCS, Inc.	444,251		(6,061,281)	e	(5,617,030)
Total stockholders’ equity	467,316	3,385,376	6,024,682		9,877,374
Total liabilities and stockholders’ equity	$978,032	$4,172,099	$6,024,682		$11,174,813

1

SIDECHANNEL, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2021

(UNAUDITED)

	SCS, Inc. Historical	Cipherloc Corporation Historical	Cipherloc Corporation Pro Forma Adjustments	Ref. Note	SCS, Inc. Pro Forma Adjustments	Ref. Note	Pro Forma Combined
Revenues	$2,798,560	$15,417	$—		$—		$2,813,977
Cost of revenues	1,536,445	—	—		—		1,536,445
Gross profit	1,262,115	15,417	—		—		1,277,532

Operating expenses
General and administrative	656,521	2,597,881	—		—		3,254,402
Selling and marketing	95,597	96,125	—		—		191,722
Research and development	—	616,746	—		—		616,746
Total operating expenses	752,118	3,310,752	—		—		4,062,870
Operating income (loss)	509,997	(3,295,335)	—		—		(2,785,338)

Other income (expense)
Miscellaneous income	2,623	191,052	—		—		193,675
Net income (loss) before taxes	$512,620	$(3,104,283)	$—		$—		$(2,591,663)

Income tax expense	—	—	—		—		—
Net income (loss)	$512,620	$(3,104,283)	$—		—		$(2,591,663)

Net income (loss) per common share – basic and diluted	$0.01	$(0.04)					$(0.02)

Weighted average common shares outstanding – basic and diluted	59,900,000	54,864,945					114,764,945

2

SIDECHANNEL, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 30, 2022

(UNAUDITED)

	SCS, Inc. Historical	Cipherloc Corporation Historical	Cipherloc Corporation Pro Forma Adjustments	Ref. Note	SCS, Inc. Pro Forma Adjustments	Ref. Note	Pro Forma Combined
Revenues	$3,558,629	$449	$—		$—		$3,559,078
Cost of revenues	1,796,409	—	—		—		1,796,409
Gross profit	1,762,220	449	—		—		1,762,669

Operating expenses
General and administrative	845,489	2,183,340	(479,075)	g	(108,655)	g	2,441,099
Contingent consideration	—	—	—		6,061,281	e	6,061,281
Selling and marketing	130,027	188,316	—		—		318,343
Research and development	—	461,816	—		—		461,816
Total operating expenses	975,516	2,833,472	(479,075)		5,952,626		9,282,539
Operating income (loss)	786,704	(2,833,023)	479,075		5,952,626		(7,519,870)

Other income (expense)
Miscellaneous income	9,197	—	—		—		9,197
Net income (loss) before taxes	$795,901	$(2,833,023)	$479,075		$5,952,626		$(7,512,673)

Income tax expense	(195,000)	—	—		—		(195,000)
Net income (loss)	$600,901	$(2,833,023)	$479,075		(5,952,626)		$(7,705,673)

Net income (loss) per common share – basic and diluted	$0.01	$(0.03)					$(0.05)

Weighted average common shares outstanding – basic and diluted	59,900,000	85,240,812					145,140,812

3

SIDECHANNEL, INC.

Notes to the Unaudited Proforma Financial Statements

NOTE 1 - DESCRIPTION OF TRANSACTION

On July 1, 2022 (the “Closing Date”), Cipherloc Corporation (“Cipherloc”) completed its acquisition of all of the outstanding equity securities of SCS, Inc. (“SCS”), in exchange for shares of Cipherloc’s equity securities (the “Acquisition”), pursuant to an Equity Securities Purchase Agreement, dated May 16, 2022 (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, on the Closing Date, the former shareholders of SCS (the “Sellers”) exchanged all of their equity securities SCS for a total of 59,900,000 shares of Cipherloc’s common stock (the “First Tranche Shares”), and 100 shares of Cipherloc’s newly designated Series A Preferred Stock, $0.001 par value (the “Series A Preferred Stock”). The Sellers are entitled to receive up to an additional 59,900,000 shares of Cipherloc’s common stock (the “Second Tranche Shares” and together with the First Tranche Shares and the Series A Preferred Stock, the “Shares”) at such time that the operations of SCS, as a subsidiary of the combined entity, achieves at least $5.5 million in revenue (the “Milestone”) for any twelve-month period occurring after the Closing Date and before the 48-month anniversary of the execution of the Purchase Agreement.

On the Closing Date, the Sellers acquired approximately 40.4% of Cipherloc’s outstanding common stock. If SCS achieves the Milestone, and the Sellers are issued the Second Tranche Shares, and assuming that there is no other change in the number of shares outstanding prior to the issuance of the Second Tranche Shares, the Sellers will hold a total of approximately 57.5% of Cipherloc Corporation’s outstanding common stock. The number of the Second Tranche Shares may be reduced or increased, based upon whether SCS’s working capital as of the Closing Date was less than or more than zero. The number of the Second Tranche Shares may also be subject to adjustment based upon any successful indemnification claims made pursuant to the Purchase Agreement.

The Shares are subject to a Lock-Up/Leak-Out Agreement, pursuant to which, subject to certain exceptions, the Sellers may not directly or indirectly offer to sell, or otherwise transfer, any of the Shares for twenty-four months after the Closing Date without the prior written consent of Cipherloc. Notwithstanding the foregoing, pursuant to the Lock-Up/Leak-Out Agreement, each of the Sellers may sell up to 20% of their Shares beginning twelve months after the Closing Date, and the remaining 80% of their shares of Common Stock beginning twenty-four months after the Closing Date.

On July 5, 2022 Cipherloc changed its name to SideChannel, Inc. (the “Company” or “SideChannel” or the “Combined Company”).

NOTE 2 – BASIS OF PRENSENTATION

The unaudited pro forma combined financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the SEC, and present the pro forma financial position and results of operations of the Combined Company after the effect of the Purchase Agreement.

The Company has concluded the Purchase Agreement represents a business combination pursuant to FASB Codification Topic 805, Business Combinations. Based on the terms of the Purchase Agreement, SCS, Inc. is deemed to be the acquiring company for accounting purposes and the transaction has been accounted for as a reverse acquisition under the guidance of ASC 805. Accordingly, assets and liabilities of SCS, Inc. have been recorded as of the Purchase Agreement closing date at their respective carrying value and assets and liabilities of Cipherloc Corporation have been recorded as of the Purchase Agreement closing date at their estimated fair value. The Company has completed an external valuation analysis of the fair market value of the assets acquired and the liabilities to be assumed. Using the estimated total consideration for the transaction, the Company has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheets.

4

NOTE 3 – PRELIMINARY PRO FORMA PURCHASE PRICE ALLOCATION

The following table presents the preliminary allocation of the $9.4 million consideration for the transaction as of the acquisition date as follows:

Preliminary Pro forma Purchase Price Allocation

Amount ($)
FV of deemed issuance of SideChannel’s stock – Common stock	125,281
FV of deemed issuance of SideChannel’s stock - APIC	9,284,777
Total Purchase Price	9,410,058

Net assets (liabilities) of Cipherloc Corporation:
Cash and cash equivalents	3,588,912
Other assets	583,187
Other liabilities	(786,723)
IP R&D acquired	4,970,000
Goodwill	1,054,682
Total Purchase Price	9,410,058

NOTE 4 – PRO FORMA ADJUSTMENTS

Management has made significant estimates and assumption in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma consolidated financial information:

(a)	The fair value of in process research and development has been determined to be $4,970,000 as of June 30, 2022.

(b)	Goodwill of $1,054,682 is being recognized related to the closing the of the Purchase Agreement. In accordance with ASC 805, the Purchase Agreement will be accounted for as a reverse merger in which SCS. will be treated as the accounting acquirer and Cipherloc will be treated as the accounting acquiree. The relevant portion of ASC 805 provides that in a reverse acquisition, goodwill should be recorded for and attributed to any difference between the total consideration deemed to be transferred by the accounting acquirer and the total net assets of the accounting acquiree. For purposes of the goodwill analysis under ASC 805, the total “consideration” transferred by SideChannel, as the accounting acquirer in the Purchase Agreement, and as outlined in note 1, is primarily based on the market value of the number of SCS shares that would have to be issued to Cipherloc, as the accounting acquiree in the Purchase Agreement, that would result in SideChannel owning approximate 40% of the outstanding Combined Company Shares after the Closing of the Purchase Agreement. Based on the market value of the Shares on June 30, 2022, and along with other components of the consideration, this would result in pro forma total consideration being transferred to the Company of approximately $9.4 million. Further, the pro forma total net assets of Cipherloc to be transferred to SCS as the accounting acquirer, would be approximately $3.4 million. The difference between the $9.4 million of consideration and the $3.4 million of net assets yields in progress research and development of approximately $4.9 million and goodwill of approximately $1.1 million. In addition to the cash being transferred, Cipherloc is delivering an OTC listed legal entity in good standing that will provide the Combined Company with ready access to significant capital sources in the future to fund its growth plans. The value of this listing is a contribution factor to the goodwill but is difficult to quantify and may be difficult to support in any subsequent goodwill impairment testing.

5

Accounting Standard Codification Topic 350 provides the Combined Company’s recorded goodwill is not to be amortized and is to be tested at least annually for impairment. Impairment of goodwill is the condition that exists when the carrying amount of the Combined Company unit that includes goodwill exceeds its fair value. A goodwill impairment loss is to be recognized for the amount that the carrying amount including goodwill, exceeds its fair value, limited to the total amount of goodwill. The pro forma goodwill of the Combined Company is highly sensitive to change in Cipherloc Corporation’s assets and liabilities between the date of presentation of the “Unaudited Pro Forma Financial information” included in form 8-K/A and the date the complete valuation of Cipherloc Corporation assets and liabilities is performed, as well as fluctuations in the market price of the shares. The volatility of the trading price of the Combined Company’s common stock could also have a material impact on the pro forma goodwill and the fair value of the Combined Company. The impairment analysis is intended to be performed in conjunction with audits of the Combined Company’s annual financial statements.

(c)	Common Stock on a combined basis should reflect the par value of the 148,345,832 shares outstanding following the business combination which is $148,346.

(d)	A $9,410,058 fair value of Cipherloc was determined by adding $460,224 for the value of restricted stock units at July 1, 2022 to the market capitalization on July 1, 2022 of 88,445,832 shares outstanding and a closing share price of $0.1012. It was further determined that $9,284,777 of the total Cipherloc fair value should be reported as additional paid-in capital.

(e)	The Company deems it highly probable that SCS will achieve the revenue milestone which triggers contingent consideration of common stock being issued to the Sellers. This issuance is being recorded as a $6,061,281 increase in additional paid in capital and $6,061,281 of transaction expense. The historical $23,055 balance of adjusted paid in capital for SCS is removed from the pro forma balance sheet.

(f)	Treasury stock and Cipherloc’s accumulated deficit are removed from the pro forma balance sheet.

(g)	All costs incurred in connection with the acquisition have been removed from general and administrative expenses in the pro forma statement of operations. Cipherloc incurred $479,055 of transaction expenses and SCS incurred $108,655 of transaction expenses.

NOTE 5 – Loss per share

For the purposes of the Pro Forma Statements, loss per share has been calculated using the weighted average number of Cipherloc Corporation Shares which would have been outstanding for the nine-month ended June 30, 2022 after giving effect to the Purchase Agreement as of it had occurred on October 1, 2021. The following information on pro forma basic and diluted weighted average common shares outstanding:

Nine Months Ended June 30, 2022
Cipherloc Corporation actual weighted average common shares outstanding-basic and diluted	85,240,812
Cipherloc Corporation shares to be issued to SideChannel, Inc. upon closing of the transaction	59,900,000
Total weighted average common shares outstanding basic and diluted	145,140,812

6